Exhibit 23.3

Consent of GeothermEx Inc.

In connection with U.S. Geothermal Inc.'s registration statement on Form S-3 (the "Registration Statement") under the United States Securities Act of 1933, I, Subir K. Sanyal, on behalf of GeothermEx Inc. ("GeothermEx"), hereby consent to the use of GeothermEx's name and to the use of the "Technical Report On The Raft River Geothermal Resource, Cassia County Idaho" dated August 2002 and the "Results From The Short-Term Well Testing Program At The Raft River Geothermal Field, Cassia County, Idaho" dated October 2004 (together, the "Technical Reports"), references to the Technical Reports, or portions thereof, or information derived from the Technical Reports, in, or incorporated by reference in, the Registration Statement.

Dated at Richmond, California, this 11th day of October, 2010.

/s/ Subir K. Sanyal
Name: Subir K. Sanyal
Title: President